Exhibit 5.1

                       [Letterhead of Faegre & Benson LLP]

                                  August 1, 2000

Board of Directors
Frontier Airlines, Inc.
12015 East 47th Avenue
Denver, Colorado 80239

RE:      Registration Statement on Form S-8
         Opinion and Consent

Ladies and Gentlemen:

         In connection with the proposed registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933 of 406,250 shares of common stock (the "Shares") of Frontier Airlines Inc., a Colorado corporation (the "Company"), offered and to be offered pursuant to the Employee Stock Ownership Plan (of 1996), as amended (the "ESOP"), we have examined the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. Based on this review, we are of the opinion that:

         1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Colorado.

         2. The shares which may be issued pursuant to the ESOP, will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

         This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                             /s/ FAEGRE & BENSON LLP